Exhibit 99.1

PRESS RELEASE

Wellness Center USA, INC. Signs Agreement to Acquire CNS Wellness Florida, LLC

CNS Wellness technology treats anxiety, depression, autism, epilepsy, ADHD and others without drugs

SCHAUMBURG, IL., May 31, 2012 /PRNewswire/ - Wellness Center USA, Inc. (OTCQB/OTCBB:WCUI), a Schaumburg IL based healthcare and nutraceutical company, today announced the signing of an agreement to acquire CNS Wellness LLC (CNS), a Tampa, FL based cognitive neuroscience corporation specializing in the treatment of brain-based behavioral health disorders including developmental, emotional and stress-related problems.

CNS’s drug free and non-invasive methods provide proven alternative solutions to pharmaceutical therapies. With over six years of research and actual clinical practice, CNS has optimized a state-of-the-art real-time brain mapping and stimulation and interactive exercise software to retrain the human brain.

“Our breakthrough clinic in Tampa FL has over the past several years successfully treated anxiety, chronic pain, ADD / ADHD, learning disorders, autism, epilepsy and more.  Our patients range from children to the elderly.  There are no drugs and no prescriptions.  The results fly in the face of our dependency on drug therapy”, says William A. Lambos, Ph.D. chief cognitive neuroscientist of CNS and a licensed psychologist.  Dr. Lambos has successfully treated hundreds of patients with CNS’s breakthrough technology.

“When I first met Dr. Lambos, I quickly realized the therapy was revolutionary”, says Andrew J. Kandalepas, CEO and Chairman of Wellness Center USA. “Our society becomes ever more rigorous, and whether you’re an executive under intense stress, a family suffering from the impact of raising a child with Autism, a soldier and their family suffering from post-traumatic stress disorder (PTSD), or simply a person struggling with depression and no end in sight without your prescriptions, there is a huge unmet need in our society.”

Peter A. Hannouche, CEO of CNS, added “as a former client of CNS myself, I understand firsthand the pain and suffering experienced by individuals in these circumstances. I have made it my personal and professional mission to bring CNS treatment approaches to help as many people as possible.  I saw in Wellness Center USA the opportunity to achieve this dream:  expansion of our proven clinical model nationwide, improving patient access to non-prescription therapy.”

Through their new synergy, Wellness Center USA and CNS expects to establish clinical practice locations nationwide, beginning Q4 2012.  From their Tampa facility, CNS will train qualified healthcare professionals to populate the new practices, ensuring the highest quality of healthcare possible.

“This is about reducing dependency on prescriptions, improving socialization and education in our school system, creating more efficient workplaces, and bringing relief to families at home.” says Kandalepas.  Wellness Center USA brings complimentary companies together, including CNS and Amino Factory, to improve well-being of body and mind.  “We shall continue to pursue healthcare related solutions that fulfill this philosophy.”

About Wellness Center USA, Inc.  http://wellnesscenterusa.vinyljudge.com/

Wellness Center USA Inc., is a company supporting service providers and patients in the healthcare related industries. The company specializes in the acquisition and development of Healthcare and Alternative Care service businesses that improve the quality of life for everyone worldwide.  Amino Factory (www.aminofactory.com) is an internet online store business that markets customized vitamins and other nutritional supplement solutions, focusing on sports enthusiasts and the generally health-conscious.

About CNS Wellness  http://www.cns-wellness.com/

CNS Wellness, LLC (CNS), is a Tampa, Florida based cognitive neuroscience center specializing in the treatment of brain-based behavioral health disorders, including developmental, emotional and stress-related problems suffered by a majority of the population in one form or another. CNS’s drug free and non-invasive methods provide alternative solutions to pharmaceutical therapies. CNS has helped hundreds of people live a happier and healthier life. From young children to older adults, clients have been relieved of mental health disorders such as; anxiety and depression, ADD/ADHD, autism, epilepsy, learning disorders, chronic pain, migraines, traumatic brain injury and more.